Exhibit 3

                                    AMENDMENT
                                       TO
               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                       OF
                        POLARIS AIRCRAFT INCOME FUND III,
                        A CALIFORNIA LIMITED PARTNERSHIP


        This AMENDMENT (this "Amendment") is entered into as of this 9th day of May 1997 by and among Polaris Investment Management Corporation, a California corporation, as General Partner (the "General Partner"), and Polaris Depositary Company III, a California corporation, as Limited Partner and Depositary (the "Limited Partner and Depositary").


                                    RECITALS:

        A. The limited partnership named "Polaris Aircraft Income Fund III, a California Limited Partnership" was originally formed under the Uniform Limited Partnership Act of the State of California on June 27, 1984, and was continued on the terms and conditions specified in that certain Amended and Restated Limited Partnership Agreement entered into in 1987 (the "Partnership Agreement") among the General Partner, and the Limited Partner and Depositary. Capitalized terms used but not otherwise defined in this Amendment have the meanings assigned to them in the Partnership Agreement.

        B. The Limited Partner and Depositary is the sole Limited Partner of the Partnership, and the Unit Holders hold Units representing assignments by the Depositary to such Unit Holders of all of the ownership attributes of the share of the Interest of the Depositary in Fund III represented by such Units;

        C. The General Partner has determined that it is in the best interests of the Partnership and the Unit Holders that the Partnership Agreement be amended to allow the General Partner to restrict transfers of Units in the Partnership to the extent necessary or desirable to ensure that Partnership does not become a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code").

        D. The General Partner has authority pursuant to Paragraph 15.1.12(v) of the Partnership Agreement to amend the Partnership Agreement on the terms specified herein, without obtaining the consent or approval of the Limited Partner and Depository or of any of the Unit Holders.

        NOW, THEREFORE, in consideration of the premises set forth herein, it is agreed as follows:

                                    AGREEMENT

        1. Addition of New Paragraph 12.4. Paragraph 12 of the Partnership Agreement is hereby amended by a new Paragraph 12.4 thereto as follows:

                           12.4 Notwithstanding anything to the contrary contained in this Partnership Agreement, a Unit Holder wishing to transfer Units may do so only after giving written notice of such intent to the General Partner, and only upon obtaining the prior written consent of the General Partner to such transfer, which consent the General Partner may withhold in its sole discretion if it deems such action to be necessary to prevent the Partnership from being treated as a "publicly traded partnership" as defined in the Code. Any purported or attempted transfer of Units that is not made in full compliance with this Paragraph 12.4 shall be void and ineffectual and shall not bind or be recognized by the Partnership or the General Partner for any purpose.

        2. Limitation on Amendment. Except as expressly modified by this Amendment, the Partnership Agreement shall remain in full force and effect.

        3. Miscellaneous.

           a. Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           b. Entire Agreement. The Partnership Agreement, as modified by this Amendment, constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous understandings, whether oral or written, pertaining to the subject matter hereof.

           c. Governing Law. This Amendment shall be governed by and construed in all respects in accordance with the internal laws of the State of California, without regard to choice of law principles.






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



           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year specified in the first paragraph above.

"General Partner":                       POLARIS INVESTMENT MANAGEMENT
                                         CORPORATION, a California corporation



                                         By:        /S/ Eric Dull
                                              -------------------------------

                                         Name:      Eric Dull
                                              -------------------------------

                                         Title:     President
                                              -------------------------------

"Limited Partner
and Depositary":                         POLARIS DEPOSITARY COMPANY III, a
                                         California corporation



                                         By:        /S/ Norm Liu
                                              -------------------------------

                                         Name:      Norm Liu
                                              -------------------------------

                                         Title:     Vice President
                                              -------------------------------



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